RESOLUTIONS ADOPTED MARCH 11, 2005, AMENDING THE AGREEMENT
 AND DECLARATION OF TRUST OF GARTMORE VARIABLE INSURANCE TRUST, A DELAWARE STATUTORY TRUST, DATED SEPTEMBER 30, 2004, AND AS AMENDED AND RESTATED AS OF
                                OCTOBER 28, 2004

                  RESOLVED, that, in order to make the name of the Comstock GVIT Value Fund consistent with the names of the other Gartmore Funds that are managed by subadvisers who are not otherwise affiliated with Gartmore, the following agreements and plans of the Trust be, and each hereby is, amended to change the name of the Comstock GVIT Value Fund to the "Van Kampen Comstock GVIT Value Fund," effective May 1, 2005:

                          Investment Advisory Agreement;
                          Underwriting Agreement;
                          Distribution Plan and related agreements;
                          Fund Administration Agreement;
                          Transfer and Dividend Disbursing Agent Agreement; Administrative Services Plan and servicing agreements; Custody Agreement; and
                          18f-3 Plan; and it is

                  RESOLVED, FURTHER, that the officers of the Trust be, and each such officer hereby is, authorized and directed to execute and deliver such amendments to the agreements and plans, and to take any action in connection to carry out the intent and purpose of the foregoing resolutions.